10f-3 Transactions Summary*

* Evergreen Compliance Department has on file a checklist signed by the portfolio manager and a compliance manager stating that the transaction fully complies with the conditions of Rule 10f-3 of the Investment Company Act of 1940.

Fund

Global Opportunities Fund

Security

Staktek Holdings Inc

Advisor

EIMCO

Transaction

 Date

2/5/2004

Cost

$327,600

Offering Purchase
-----------------
0.252%
Broker
------
Morgan Stanley & Co.
Underwriting
------------
Syndicate
Members
Morgan Stanley & Co.